150301

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Coupon Express, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 1. Designation of Amount; Relative Seniority. The total number of Series A Preferred Stock that the Corporation shall have the authority to issue is one hundred twenty (120). The Series A Preferred Stock shall rank senior to all other Preferred Stock and the Common Stock as to dividend rights, and rights to distribution upon a liquidation, dissolution or winding up of the Corporation.

(continued on attached Rider A)

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

RIDER A

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATION FOR NEVADA PROFIT CORPORATIONS

COUPON EXPRESS, INC.

Section 2. Dividends.

In addition to any amounts payable pursuant to Section 2(b) below, the holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive cumulative cash dividends, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefore, accruing on a daily basis from the Initial Investment Date (as hereinafter defined) through and including the date on which such dividends are paid at the annual rate of seven (7%) percent (the "**Applicable Rate**") of the Initial Issuance Price (as hereinafter defined) per share of Series A Preferred Stock. The term "**Initial Issuance Price**" means $25,000, as proportionately adjusted for any split or combination with respect to the Series A Preferred Stock. The term "**Initial Investment Date**" means October 24, 2011 with respect to the Notes issued pursuant to the Purchase Agreement, as defined in Section 7 herein ("2011 Notes") and May 30, 2012 with respect to the Notes issued pursuant to the 2012 Purchase Agreement, as defined in Section 7 herein ("2012 Notes"). The 2011 Notes, together with the 2012 Notes, are collectively, defined in Section 7 as the "Senior Notes". The cash dividends provided for in this Section 2(a) are hereinafter referred to as "**Base Dividends**." Such Base Dividends shall be fully cumulative and continue to accrue until declared and paid.

(a) In addition to Base Dividends, in the event any dividends are declared or paid or any other distribution is made on or with respect to Common Stock, the holders of the Series A Preferred Stock as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive as additional dividends (the "**Additional Dividends**") an amount (whether in the form of cash, securities or other property) equal to the amount (and in the form) of the dividends or distribution that such holder would have received had the Series A Preferred Stock been converted into Common Stock as of the date immediately prior to the record date of such dividend or distribution on the Common Stock, such Additional Dividends to be payable on the same payment date as the payment date for such dividend or distribution on the Common Stock established by the Board of Directors (the "**Additional Dividend Payment Date**"); provided, however, that if the Corporation declares and pays a dividend or makes a distribution on the Common Stock consisting in whole or in part of Common Stock, then no such Additional Dividends shall be payable in respect of the Series A Preferred Stock on account of the portion of such dividend or distribution on the Common Stock payable in Common Stock and in lieu of such Additional Dividends, the anti-dilution adjustment in Section 5 below shall apply. The record date for any such Additional Dividends shall be the record date for the applicable dividend or distribution on the Common Stock, and any such Additional Dividends shall be payable to the individual, corporation, partnership, trust, limited liability company, association, joint venture or other entity or group of

any kind (each, a "**Person**") in whose name the Series A Preferred Stock is registered at the close of business on the applicable record date.

(b) No dividend shall be paid or declared on any share of Common Stock (other than dividends payable in Common Stock for which an adjustment is made pursuant to Section 5 hereof), unless (i) a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series A Preferred Stock in an amount determined as set forth in Section 2(b) above, and (ii) all accrued but unpaid Base Dividends have been paid to the holders of the Series A Preferred Stock. For purposes hereof, the term "dividends" shall include any pro rata distribution by the Corporation, out of funds of the Corporation legally available therefor, of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.

(c) Prior to declaring any dividend or making any distribution on or with respect to shares of Common Stock, the Corporation shall take all prior corporate action necessary to authorize the issuance of any securities payable as a dividend in respect of the Series A Preferred Stock.

Section 3. Liquidation Preference.

(a) Treatment upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment may be made with respect to the Common Stock, the Preferred Stock other than the Series A Preferred Stock or any other class or series of capital stock of the Corporation, each holder of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation (or the consideration payable in an Acquisition) available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, capital earnings or otherwise available (including the consideration payable in an Acquisition), an amount equal to the greater of (i) the Initial Issuance Price for each of such holder's shares of Series A Preferred Stock plus an amount equal to any accrued but unpaid Base Dividends, Additional Dividends or other dividends to which such holder of the Series A Preferred Stock is entitled, whether in the form of cash, securities or other property, and (ii) the amount such holder would have received had such holder converted its shares of Series A Preferred Stock into Common Stock, pursuant to Section 5 below immediately prior to such event, at the then Applicable Conversion Rate (as defined below) (the "**Liquidation Preference**").

(b) The Liquidation Preference shall be paid in cash. Notwithstanding the foregoing, if the Liquidation Preference for the Series A Preferred Stock is payable in connection with a consolidation or merger of the Corporation, or other transaction in which non-cash consideration is received, then each holder of the Series A Preferred Stock shall, at the election of the holders of a majority of the then outstanding shares of Series A Preferred Stock, receive payments in respect of the Series A Preferred Stock in the same form of consideration as is payable with respect to Common Stock. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property, as determined in good faith by the Board of Directors, subject to the dispute resolution procedure set forth in the succeeding sentence. In the event of any dispute between any of the holders of Series A Preferred Stock and the Corporation regarding the

determination of fair market value, at the option of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, the Corporation shall engage a consulting firm or investment banking firm selected by the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class to prepare an independent appraisal of the fair market value of such property to be distributed, which appraisal shall be deemed for purposes hereof to be a conclusive, final and binding determination of the fair market value of such property. The expenses of any appraisal shall be borne by the Corporation.

(c) If the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount of the Liquidation Preference to which they shall be entitled, the holders of Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full Liquidation Preference each such holder is otherwise entitled to receive.

(d) After the payment of the Liquidation Preference shall have been made in full to the holders of the Series A Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payments, the remaining assets of the Corporation legally available for distribution to its stockholders shall be distributed among the holders of other classes of securities of the Corporation in accordance with their respective terms.

(e) For purposes of this Section 3, the (1) reorganization of the Common Stock, (2) consolidation, plan of reorganization or merger of the Corporation into or with any other Person or Persons which results in the exchange of outstanding shares of capital stock of the Corporation for cash, securities or other consideration issued or paid or caused to be issued or paid by any such Person or affiliate thereof, (3) the sale or transfer by the Corporation of all or substantially all its assets or capital stock, or (4) any other form of acquisition or business combination where the Corporation is the target of such acquisition and where a change in control occurs such that the Person or Persons seeking to acquire the Corporation has the power to elect a majority of the Board of Directors as a result of the transaction (each such event an "**Acquisition**") shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 3 unless the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, elect to the contrary by giving written notice thereof to the Corporation at least three (3) days before the effective date of such event, subject to such holders' receipt of notice pursuant to Section 6 below. Notwithstanding the foregoing, the term "Acquisition" shall not include and the provisions of this Section 3(d) shall not apply to, any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United States of America, or (3)(i) an acquisition or merger, reorganization or consolidation, of which the Corporation is substantively the surviving corporation and operates as a going concern, or (ii) where the Corporation is purchasing the assets or stock of another entity, and in the case of each of (i) and (ii), where there is a reasonable continuity of ownership such that the holders of the Corporation's capital stock outstanding prior to any proposed business combination or acquisition continue to have the right or power to elect a majority of the members of the Corporation's Board of Directors following the consummation of any

such business combination or acquisition and the holders of the Series A Preferred Stock and all other holders of capital stock continue to enjoy substantially the same rights and powers in the surviving or continuing corporation relative to one another.

Section 4. Voting Power.

Each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted, on all matters coming before the stockholders other than those for which the holders of Series A Preferred Stock are entitled to vote as a separate group, in which case each share of Series A Preferred Stock shall be entitled to one vote per share. Except as provided herein or otherwise expressly required by law, the holders of Series A Preferred Stock shall not be entitled to vote as a group on any matters. To the extent permitted by law, except as provided herein, the holders of shares of Series A Preferred Stock and Common Stock shall vote together as a single class on all matters including for the election of directors.

Section 5. Conversion of the Series A Preferred Stock.

(a) General.

i. Pre-Investment Capitalization. The Corporation acknowledges that the holders of the Senior Notes convertible into Series A Preferred Stock have acquired the Senior Notes in reliance on a pre-investment (i.e., prior to the Purchase Agreement and the 2012 Purchase Agreement) capitalization of 456,344,941 shares (the "**Baseline Shares**") of Common Stock outstanding, on a fully diluted and as converted and exercised basis, as of the Initial Investment Date. The Corporation has undertaken to obtain waivers, on or before September 30, 2012, of the application of the Anti-Dilution Adjustments (as defined below) from the holders of various instruments previously issued that contain certain "weighted average ratchet" or "full ratchet" anti-dilution adjustments (the "**Anti-Dilution Adjustments**"). The Corporation agrees that if, on October 1, 2012 (the "**Measurement Date**") the total number of shares of Common Stock issued or issuable upon conversion or exercise of any Common Stock Equivalents outstanding immediately prior but after giving effect to the transactions contemplated by the Purchase Agreement is, or becomes, as a result of any issuances of Common Stock or Common Stock Equivalents up to and through the date of the investments made pursuant to the Transaction Documents, greater than the Baseline Shares as a result of the operation of the Anti-Dilution Adjustments (such number hereinafter referred to as the "**Additional Common Stock Equivalent Shares**"), the Applicable Conversion Value as of the Initial Investment Date (the "**Initial Applicable Conversion Value**") shall be decreased, retroactive to the Initial Investment Date, to reflect the same valuation based on the adjusted amount of shares of Common Stock issued or issuable as follows: The Initial Applicable Conversion Value shall be adjusted by multiplying (i) the Initial Applicable Conversion Value by (ii) the quotient of (A) 1 divided by (B) the quotient of (x) the sum of 456,344,941 plus the total number of Additional Common Stock Equivalent Shares divided by (y) 456,344,941. For example, given the

.02 Initial Applicable Conversion Rate, if the total number of shares of Common Stock issued or issuable upon conversion or exercise of any Common Stock Equivalents, as of the Measurement Date, exceeds the Baseline Shares by 30,000,000 shares, the Initial Applicable Conversion Value would be adjusted to .01877 (.02 X (1/((456,344,941 + 30,000,000)/456,344,941). The adjustments, if any, to the Initial Applicable Conversion Rate pursuant to this Section 5(a) shall also apply to applications, if any, of the Anti-Dilution Adjustments after the Measurement Date. Any adjustments otherwise provided for elsewhere in this Restated Articles of Incorporation shall be recalculated using the decreased Initial Applicable Conversion Value, once the decrease, if any, as been determined (whether at the Measurement Date or at any time thereafter and for as many times as applicable), so that such other adjustments, if any, will only be those that would have been made had the decreased Initial Applicable Conversion Value been in effect on the Initial Investment Date. In no event shall the number of Baseline Shares be deemed to have been reduced as a result of any cancellation of Common Stock or Common Stock Equivalents or any other factors, and all such Baseline Shares shall be deemed outstanding for purposes of the adjustments set forth herein.

ii. Applicable Conversion Rate. Subject to and in accordance with this Section 5, any shares of Series A Preferred Stock may, at the option of the holder thereof, be converted at any time into shares of fully paid and non-assessable shares of Common Stock in an amount equal to the product of (i) the Applicable Conversion Rate multiplied by (ii) 1,250,000 (as proportionately adjusted for any splits or combinations with respect to the Series A Preferred Stock), with such product then multiplied by the number of shares of Series A Preferred Stock being converted. The term "**Applicable Conversion Rate**" shall mean the quotient obtained by dividing .02 by the Applicable Conversion Value. The term "**Applicable Conversion Value**" shall mean, except as adjusted in accordance with Section 5(a) or 5(b), .02.

(b) Adjustments to Applicable Conversion Value.

i. Upon Dilutive Issuances of Common Stock. If the Corporation shall, while there are any shares of Series A Preferred Stock or securities convertible into shares of Series A Preferred Stock outstanding, issue or sell shares of Common Stock without consideration or at a price per share less than the Applicable Conversion Value in effect immediately prior to such issuance or sale (a "**Dilutive Issuance**"), then in each such case such Applicable Conversion Value of the Series A Preferred Stock upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to the lowest Net Consideration Per Share received for each additional share issued or deemed issued as set forth in Section 5(b)(iii) below. If the Net Consideration Per Share is zero (which would thus cause the Applicable Conversion Rate to be zero), then an election shall be made by (i) the holders of a majority of the Series A Preferred Stock, voting as a separate class, or (ii) if a majority of the outstanding aggregate principal amount of

Senior Notes (as defined below) shall not have been converted into Series A Preferred Stock at such time, the holders of a majority of the then outstanding aggregate principal balance of the Senior Notes, to deem the Net Consideration Per Share to be an amount specified by such holders greater than zero, with the result that the Applicable Conversion Rate be a positive number.

ii. Upon Dilutive Issuances of Warrants, Options and Rights to Common Stock or Convertible Securities.

a. For the purposes of this Section 5(b), the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of securities convertible into or exchangeable, directly or indirectly, for shares of Common Stock, or the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, "**Common Stock Equivalents**"), shall be deemed an issuance of Common Stock.

b. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time of such obligation, agreement or undertaking is made or arises.

c. No adjustment of the Applicable Conversion Value shall be made under this Section 5(b)(ii) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents if any adjustment shall previously have been made upon the issuance of such Common Stock Equivalents as above provided. No adjustment shall be made upon exercise, conversion or exchange of any Common Stock Equivalents if no adjustment was required by the initial issuance of the Common Stock Equivalents.

iii. "**Net Consideration Per Share**" shall mean (i) with in case of an issuance of Common Stock, the amount equal to the total amount of consideration, if any, received by the Corporation for such issuance divided by the aggregate number of shares of Common Stock issued, and (ii) in the case of an issuance of Common Stock Equivalents, the total amount of consideration, if any, received by the Corporation for such issuance plus the minimum amount of consideration, if any, payable to the Corporation upon exercise, conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted for Common Stock. The

Net Consideration Per Share which may be received by the Corporation shall be determined in each instance as of the date of issuance of Common Stock Equivalents, without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

iv. Adjustments for Cancellation or Expiration of Common Stock Equivalents. Any adjustment of the Applicable Conversion Value with respect to Section (5)(b)(i) which relates to Common Stock Equivalents shall be disregarded if, as and when all of such Common Stock Equivalents expire or are canceled without being exercised or converted, so that the Applicable Conversion Value immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value in effect at the time of the issuance of the expired or canceled Common Stock Equivalents, with such additional adjustments as would have been made to the Applicable Conversion Value had the expired or canceled Common Stock Equivalents not been issued.

v. Should the Net Consideration Per Share of any Common Stock Equivalents be decreased from time to time, then, upon the effectiveness of each such change, the Applicable Conversion Value will be that which would have been obtained (y) had the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the actual Net Consideration Per Share of such securities, and (z) had adjustments made to the Applicable Conversion Value since the date of issuance of such Common Stock Equivalents been made to such Applicable Conversion Value as adjusted pursuant to (y) above.

vi. Stock Dividends for Holders of Capital Stock other than Common Stock. In the event that the Corporation shall make or issue, or shall fix a record date for the determination of holders of any capital stock of the Corporation (other than Common Stock) entitled to receive a dividend or other distribution payable in Common Stock or Common Stock Equivalents, then such Common Stock or Common Stock Equivalents issued in payment of such dividend shall be deemed to have been issued without consideration.

vii. Reclassification; Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with another corporation in which the Corporation is not the survivor (or if it is the survivor, the shares of Common Stock outstanding prior to such event are converted into cash, securities or other property in connection therewith), and, if the event described is an Acquisition, the election specified in Section 3(e) is made, the then-effective Applicable Conversion Rate and the type of securities issuable upon conversion, shall, concurrently with the effectiveness of such reorganization, reclassification, consolidation or merger, be proportionately adjusted so

that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders of Series A Preferred Stock had such holders converted the Series A Preferred Stock immediately before such reorganization, reclassification, consolidation or merger.

viii. Consideration other than Cash. For purposes of this Section 5(b), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or Common Stock Equivalents consists of consideration other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors and (i) the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class or (ii) if a majority of the outstanding aggregate principal amount of Senior Notes (as defined below) shall not have been converted into Series A Preferred Stock at such time, the holders of a majority of the then outstanding aggregate principal balance of the Senior Notes. In the event of any dispute between the holders of the Series A Preferred Stock or Senior Notes, as the case may be, and the Board of Directors regarding the determination of fair market value, at the option of (i) the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class or (ii) if a majority of the outstanding aggregate principal amount of Senior Notes (as defined below) shall not have been converted into Series A Preferred Stock at such time, the holders of a majority of the then outstanding aggregate principal balance of the Senior Notes, the Corporation shall engage a consulting firm or investment banking firm selected (i) the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, or (ii) if a majority of the outstanding aggregate principal amount of Senior Notes (as defined below) shall not have been converted into Series A Preferred Stock at such time, the holders of a majority of the then outstanding aggregate principal balance of the Senior Notes, to prepare an independent appraisal of the fair market value of such property to be distributed, which appraisal shall be deemed for purposes hereof to be a conclusive, final and binding determination of the fair market value of such property. The expenses of such appraisal shall be borne by the Corporation.

ix. Exceptions. This Section 5(b) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 5(b)(x)). Further, this Section 5(b)(i) shall not apply to, and the Corporation shall not be required to make any adjustment to the Applicable Conversion Value in connection with the issuance, from and after the date of the Purchase Agreement, of (v) up to an aggregate amount of twenty million (20,000,000) shares of Common Stock, or options exercisable therefor (such number to be equitably adjusted in the event of stock splits, stock dividends, recapitalizations or other similar events) issued to officers,

directors, consultants or employees of the Corporation or any subsidiary in connection with services performed or to be performed, pursuant to the Corporation's 2011 Non-Qualified Stock Option Plan or any other qualified or non-qualified stock option plan or agreement, stock purchase plan or agreement, employee stock ownership plan, consulting agreement or other arrangements, agreements or plans approved by a majority of the Board of Directors and the holders of (i) a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, or (ii) if a majority of the outstanding aggregate principal amount of Senior Notes shall not have been converted into Series A Preferred Stock at such time, a majority of the then outstanding aggregate principal balance of the Senior Notes; (w) any shares of Common Stock issuable upon conversion, exercise or exchange of Common Stock Equivalents that are issued and outstanding as of each Initial Investment Date; provided such Common Stock Equivalents are not amended after such dates; (x) any shares of Common Stock issuable to (i) Yellow Box Leasing, LLC in accordance with the terms of the Master Lease Agreement, dated as of June 17, 2011, between the Corporation and Yellow Box Leasing, LLC; and (ii) SB Communications, Inc. in accordance with the Consulting Agreement, dated as of October 5, 2009, between the Corporation and SB Communications, Inc.; (y) one million four hundred thousand (1,400,000) shares of Common Stock for issuance as payment of interest on notes outstanding as of October 24, 2011; and (z) any Common Stock, Common Stock Equivalents or other securities issued or issuable under the Transaction Documents (as defined in the Purchase Agreement or the 2012 Purchase Agreement) or the anti-dilution provisions thereof.

x. Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event, the Applicable Conversion Value (and all other conversion values set forth in Section 5(b) above) shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event (treating as outstanding all shares of Common Stock issuable upon exercise, conversion or exchange of all Common Stock Equivalents issued, if any, pursuant to such Extraordinary Common Stock Event and all prior such events for which an adjustment to the Applicable Conversion Value of the Series A Preferred Stock was required), and the product so obtained shall thereafter be the Applicable Conversion Value of the Series A Preferred Stock. The Applicable Conversion Value of the Series A Preferred Stock, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. An "**Extraordinary Common Stock Event**" shall mean (1) the issue of additional shares of Common Stock or Common Stock Equivalents as a dividend or other distribution on outstanding shares of Common Stock, (2) a subdivision of outstanding shares of Common Stock, or (3) a combination or reverse

stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

(c) Automatic Conversion upon Election of Series A Preferred Stock.

i. Mandatory Conversion of Series A Preferred Stock. Immediately upon the approval, set forth in a written notice to the Corporation, of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, of an election to convert the Series A Preferred Stock into Common Stock, then all outstanding shares of Series A Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to Section 5 hereof as of the stated date of approval of such holders of Series A Preferred Stock, without any further action by the holders of such shares of Series A Preferred Stock and whether or not the certificates representing such shares of Series A Preferred Stock are surrendered to the Corporation or its transfer agent.

ii. Surrender of Certificates upon Mandatory Conversion. Upon the occurrence of the conversion events specified in the preceding paragraph (i), the holders of Series A Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Series A Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

(d) Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock certificate(s), and (in the case of loss, theft, or destruction) of indemnity or security satisfactory to the Corporation, and upon the cancellation of the Series A Preferred Stock certificate(s), if mutilated, the Corporation shall execute and deliver new certificates for Series A Preferred Stock of like tenure and date. However, the Corporation shall not be obligated to reissue such lost or stolen certificates for shares of Series A Preferred Stock if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock into Common Stock.

(e) Cash in Lieu of Fractional Shares. The Corporation may, if it so elects, issue fractional shares of Common Stock upon the conversion of Series A Preferred Stock. If the Corporation does not elect to issue fractional shares, the Corporation shall pay to the holder of the Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to

the same fraction of the market price per share of the Common Stock (as determined in good faith and a reasonable manner by the Board of Directors) at the close of business on the Conversion Date (as defined below). The determination as to whether any fractional shares are issuable shall be based upon the total number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

(f) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock (including any shares of Series A Preferred Stock issuable upon exercise or conversion of any securities exercisable or convertible into Series A Preferred Stock), and if at any time the number of authorized but unissued Common Stock shall not be sufficient to effect the conversion of all the outstanding shares of Series A Preferred Stock (including any shares of Series A Preferred Stock issuable upon exercise or conversion of any securities exercisable or convertible into Series A Preferred Stock), the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purpose.

(g) Partial Conversion. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of such Series A Preferred Stock which were not converted.

(h) No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock to reflect such redemption, purchase, conversion or other action requiring the cancellation, retirement or elimination of authorized Preferred Stock.

(i) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, shall be the "**Conversion Date**." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A

Preferred Stock in accordance with the provisions of this Section 5, cash in the amount of all accrued and unpaid dividends on the Series A Preferred Stock payable pursuant to Section 2 above, and cash, as provided in Section 5(e), in respect of any fraction of a share of Common Stock issuable upon such conversion. Accrued and unpaid dividends shall also be payable in the event of a mandatory conversion of the Series A Preferred Stock under Section 5(c).

Section 6. Notices.

In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, securities or other property, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its capital stock any additional shares of any class or series of capital stock or other rights; or (iii) to effect an Acquisition or otherwise liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock:

(a) at least thirty (30) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights referred to in clauses (i) and (ii) above (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in clause (iii) above; and

(b) in the case of the matters referred to in clause (iii) above, at least thirty (30) days' prior written notice of the date when the same shall take place (and specifying the date of such event) together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Acquisition or other liquidation, dissolution or winding up and stating the amount per share of Series A Preferred Stock each holder of Series A Preferred Stock would receive pursuant to the provisions of Section 3 above, including, as applicable, the amount per share of Series A Preferred Stock each holder would receive if such holder had converted its Series A Preferred Stock into Common Stock immediately prior to such Acquisition or other liquidation, dissolution or winding up, and stating in detail the facts upon which such amounts were determined).

Section 7. Prohibited Transactions.

Notwithstanding anything herein to the contrary, without the consent of (i) the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, and (ii) if a majority of the outstanding aggregate principal amount of Senior Notes (as defined below) shall not have been converted into Series A Preferred Stock at such time, the holders of a majority of the then outstanding aggregate principal balance of the Senior Notes, the Corporation shall not:

1. amend the Articles of Incorporation, by-laws, this Certificate of Designation or any other certificate of designation or file any new certificate of designation;
2. issue any Common Stock, Preferred Stock, Common Stock Equivalents or other securities or amend the terms thereof;

3. redeem any outstanding Common Stock, Preferred Stock, Common Stock Equivalents or other securities;
4. incur or repay indebtedness for borrowed money;
5. acquisitions or dispositions of material assets;
6. enter into or agree to enter into any Acquisition, merger, consolidation, reorganization or similar transaction;
7. create subsidiaries or other affiliates;
8. dissolve, liquidate or wind up, or file any petition under insolvency or bankruptcy laws;
9. enter into any contract or arrangement with any present or former director, executive officer, shareholder, partner, member, employee or affiliate of the Corporation or any of its subsidiaries, or any of such Person's affiliates or immediate family members;
10. change senior management of the Corporation;
11. declare or pay dividends or declare or make other distributions other than the Base Dividends; or
12. adopt or materially deviate from the business plan or budget adopted by the Board of Directors and (i) the holders of a majority of the Series A Preferred Stock, voting as a separate class, or (ii) if a majority of the outstanding aggregate principal amount of Senior Notes (as defined below) shall not have been converted into Series A Preferred Stock at such time, the holders of a majority of the then outstanding aggregate principal balance of the Senior Notes.
13. Change or revoke the Operations Committee Charter adopted by the Board of Directors, or in any way disband, dissolve or impair the authority of the Operations Committee.

For purposes hereof, "**Senior Notes**" shall mean those certain Cumulative Convertible Senior Notes issued pursuant to that certain Cumulative Convertible Senior Note and Warrant Purchase Agreement, dated as of October 24, 2011 (the "**Purchase Agreement**"), and those certain Cumulative Convertible Senior Notes issued pursuant to that certain Cumulative Convertible Senior Note and Warrant Purchase Agreement, dated as of May 30, 2012 (the "**2012 Purchase Agreement**") by and among the Corporation and the parties thereto.

Section 8. Waiver.

Notwithstanding anything herein to the contrary, any provisions hereunder that benefit the holders of Series A Preferred Stock may be waived, on one or more occasions, upon the affirmative vote of (i) the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class, and (ii) if a majority of the outstanding aggregate principal amount of Senior Notes shall not have been converted into Series A Preferred Stock at such time, the holders of a majority of the then outstanding aggregate principal balance of the Senior Notes

Section 9. Director Election Right

The holders of (i) a majority of the Series A Preferred Stock, voting as a separate class, or (ii) if a majority of the outstanding aggregate principal amount of Senior Notes shall not have been converted into Series A Preferred Stock at such time, a majority of the then outstanding aggregate principal balance of the Senior Notes, shall be entitled to

elect one member of the Board of Directors. Any vacancy in such seat, however arising, shall be filled by a designee of such holders The Board of Directors shall take all actions in support of such designee for election or appointment to the Board of Directors, whether at an annual shareholders meeting, a special meeting or action by written consent, or by a board meeting to fill vacancies.